T. ROWE PRICE TAX-FREE HIGH YIELD FUND, INC.
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The T. Rowe Price Tax-Free High Yield Fund, along with five other plaintiffs, filed a lawsuit in the Philadelphia Court for Common Pleas against several defendants on February 19, 2002. The matter was removed to the United States District Court for the Eastern District of Pennsylvania by one of the defendants. An Amended Complaint was filed on March 18, 2002. The Plaintiffs are the T. Rowe Price Tax-Free High Yield Fund; Van Kempen High Yield Municipal Fund; Van Kempen Municipal Trust; Van Kempen Intermediate Term Municipal Income Fund; Strong High Yield Municipal Bond Fund, Inc.; and RRH Capital Management, Inc. The Defendants are Orchard Hill Development Corporation; O'Donnell & Naccarato; Thomas J. Holt, Sr.; Leo Holt; Thomas J. Holt, Jr.; Lorraine Robins; John Evans; Michael Fluehr; and various partnerships and entities owned or controlled by the Holt family.

The Complaint alleged conversion, fraud, negligent misrepresentation, state securities fraud, and constructive trust. The Plaintiffs invested $19,550,000 in Camden County Improvement Authority Lease Revenue Bonds ("Bonds"). The Bonds were used to fund an improvement project known as the Kaighn Point Marine Terminal Project. The Plaintiffs have alleged that, despite payments of over $17,000,000 to various entities controlled by the family of Thomas J. Holt, Sr., there was no significant reconstruction work done on the project and the property is, basically, useless. The parties executed settlement agreements and the case was dismissed in 2003.

T. ROWE PRICE TAX-FREE HIGH YIELD FUND, INC.

T. Rowe Price Tax-Free High Yield Fund, along with several other plaintiffs, filed a lawsuit in the Third District Court for the State of Utah (Tooele County) on July 2, 2001. The Plaintiffs are the T. Rowe Price Tax-Free High Yield Fund; Eaton Vance Distributors, Inc.; Delaware Investment Advisors; John Hancock Funds, Inc.; and Putnam Investments, Inc. The Defendants are Laidlaw, Inc., and several officers and directors of Laidlaw; Safety-Kleen Corp.; and Laidlaw Environmental Services.

The Complaint alleged fraud, negligent misrepresentation and state securities fraud claims against the defendants. The litigation was initiated after reports of accounting irregularities surfaced. The Plaintiffs are seeking compensatory and punitive damages and interest.